Registration No. 33-84894
                                                               Rule 424 (b)(3)

          SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED FEBRUARY 22, 1996

                     MLCC Mortgage Investors, Inc., Seller
             Mortgage Loan Asset Backed Pass-Through Certificates,
                            Series 1996-A, Class A

                       MERRILL LYNCH CREDIT CORPORATION
                                Master Servicer

------------------------------------------------------------------------------

     On February 28, 1996, the Mortgage Loan Asset Backed Pass-Through Certificates, Series 1996-A, Class A (the "Certificates") were issued in an approximate original aggregate principal amount of $345,842,681. The Certificates represented beneficial interests in the Trust Fund created pursuant to a Pooling and Servicing Agreement dated as of February 1, 1996 by and among MLCC Mortgage Investors, Inc., as seller, Merrill Lynch Credit Corporation, as master servicer, and Bankers Trust Company of California, N.A., as trustee. This Supplement to the above-referenced Prospectus Supplement (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus Supplement. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

     The Master Servicer has informed the Seller that the Master Servicer has entered into a contract with Cendant Mortgage Corporation, as subservicer, to perform its servicing duties under the Pooling and Servicing Agreement. The contract with Cendant Mortgage Corporation does not include the Master Servicer's servicing duties with respect to the Additional Collateral under the Pooling and Servicing Agreement. Notwithstanding such subservicing arrangements entered into by the Master Servicer with Cendant Mortgage Corporation or any other subservicer, the Master Servicer will not be released from its obligations under the Pooling and Servicing Agreement and will remain liable for the servicing of the Mortgage Loans in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such liability by virtue of such subservicing arrangements.

     The first two tables set forth after the first paragraph under the heading "MLCC and its Mortgage Programs--Delinquency and Loan Loss Experience" on pages S-26 and S-27 of the Prospectus Supplement are hereby updated, in their entirety, as follows:

                   PRIMEFIRST(R) LOAN DELINQUENCY EXPERIENCE
                            (Dollars in Thousands)

                                     December 31, 1999        December 31, 1998         December 31, 1997
                                  ----------------------   -----------------------   ----------------------
                                   Number of                Number of                 Number of
                                  PrimeFirst   Principal   PrimeFirst    Principal   PrimeFirst   Principal
                                    Loans        Amount       Loans        Amount      Loans        Amount
                                  ----------   ---------   ----------    ---------   ----------   ---------
PrimeFirst Loans
  Outstanding...................    11,223    $ 4,526,896     11,263    $ 4,408,862    14,159    $ 5,302,950
                                    ------    -----------     ------    -----------    ------    -----------
Delinquency Period
  30-59 Days....................       199    $    76,666        184    $    77,751       183    $    66,254
  60-89 Days....................        38         15,834         26          9,815        26         18,544
  90 Days or More*..............        15          8,300         34         23,664        24         18,072
                                    ------    -----------     ------    -----------    ------    -----------
     Total Delinquency..........       252    $   100,800        244    $   111,230       233    $   102,870
                                    ======    ===========     ======    ===========    ======    ===========

Delinquencies as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................     2.25%          2.23%      2.17%          2.52%     1.65%          1.94%

Loans in Foreclosure............        36    $    33,135         47    $    43,681        39    $    47,396

Loans in Foreclosure as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................     0.32%          0.73%      0.42%          0.99%     0.28%          0.89%

_______________
     *  Does not include loans subject to bankruptcy proceedings.

                      PRIMEFIRST(R) LOAN LOSS EXPERIENCE
                            (Dollars in Thousands)

                                                          Year Ended             Year Ended             Year Ended
                                                      December 31, 1999      December 31, 1998      December 31, 1997
                                                    ---------------------  ---------------------  ---------------------
Average Principal Balance of PrimeFirst Loan
  Portfolio.......................................        $ 4,467,879            $ 4,855,906           $ 4,817,041
Average Number of PrimeFirst Loans Outstanding
  During the Period...............................             11,243                 12,711                12,607
                                                          -----------            -----------            ----------

Gross Charge-offs.................................        $     5,578            $     4,030            $    5,363
Recoveries........................................        $        16            $         2            $       99
                                                          -----------            -----------            ----------
Net Charge-offs...................................        $     5,562            $     4,028            $    5,264
                                                          ===========            ===========            ==========
Net Charge-offs as a Percent of Average
  Principal Balance Outstanding...................              0.12%                  0.08%                 0.11%

     The first two tables set forth after the second paragraph under the heading "MLCC and its Mortgage Programs--Delinquency and Loan Loss Experience" on pages S-27 and S-28 of the Prospectus Supplement are hereby updated, in their entirety, as follows:

               Revolving Credit Line Loan Delinquency Experience
                            (Dollars in Thousands)

                                                                     As of December 31,
                                      --------------------------------------------------------------------------------
                                         1994          1995          1996          1997          1998          1999
                                      ----------    ----------    ----------    ----------    ----------    ----------
Number of revolving credit
  line loans serviced..............       15,598        25,056        28,368        31,395        30,571        31,517
Aggregate loan balance of
  Revolving credit line
  Loans serviced...................  $ 1,079,693   $ 1,293,483   $ 1,353,800   $ 1,387,217   $ 1,191,938   $ 1,202,594

Loan balance of revolving
  Credit line loans 2 months
  Delinquent.......................  $     5,358   $     8,447   $     8,292   $     5,450   $     6,634   $     6,427

Loan balance of revolving
  Credit line loans 3 months
  or more delinquent...............  $    22,989   $    33,763   $    39,508   $    44,104   $    31,348   $    22,863

Total of 2 months or more
  Delinquent as a percentage
  of aggregate loan balance
  of revolving credit line loans...        2.63%         3.26%         3.53%         3.57%         3.19%         2.44%

                  Revolving Credit Line Loan Loss Experience
                            (Dollars in Thousands)

                                                                As of December 31,
                                 --------------------------------------------------------------------------------
                                    1994          1995          1996          1997          1998          1999
                                 ----------    ----------    ----------    ----------    ----------    ----------
Number of revolving credit
  line loans serviced........        15,598        25,056        28,368        31,395        30,571        31,517
Aggregate loan balance of
  Revolving credit line
  Loans serviced.............   $ 1,079,693   $ 1,293,483   $ 1,353,800   $ 1,387,217   $ 1,191,938   $ 1,202,594

For the Period:
  Gross Charge-offs
    Dollars..................   $     1,118   $     3,700   $    1,860    $     4,269   $     2,756   $     4,445

  Percentage(1)..............         0.10%         0.29%        0.14%          0.31%         0.23%         0.37%

_______________
     (1) As a percentage of aggregate balance of revolving credit line loans serviced.

     Additionally, the information contained in the tables entitled "Range of Cut-off Date Principal Balances", "Prime Index Mortgage Loan Margins", "One-Month LIBOR Index Mortgage Loan Margins", "Six-Month LIBOR Index Mortgage Loan Margins" and "One-Year Treasury Index Mortgage Loan Margins" under the heading "The Mortgage Pool" on pages S-18 and S-21 of the Prospectus Supplement is hereby updated to indicate, as of December 31, 1999, the Mortgage Loan Balances and Margins of the Mortgage Loans:

              Range of Principal Balances as of December 31, 1999

                                                                       % of Mortgage
                                 Number of                           Pool by Principal
Range of Principal Balances   Mortgage Loans    Principal Balance         Balance
--------------------------------------------------------------------------------------
$0-49,999.99                        30          $   1,151,998.48          0.77%
$50,000-54,999.99                    3                155,554.77          0.10%
$55,000-59,999.99                    3                173,451.08          0.12%
$60,000-74,999.99                    9                600,499.54          0.40%
$75,000-99,999.99                   30              2,705,210.23          1.80%
$100,000-149,999.99                 54              6,748,805.07          4.49%
$150,000-199,999.99                 34              6,037,369.87          4.01%
$200,000-249,999.99                 36              8,105,280.37          5.39%
$250,000-299,999.99                 34              9,385,935.83          6.24%
$300,000-349,999.99                 27              8,694,679.55          5.78%
$350,000-399,999.99                 18              6,781,624.48          4.51%
$400,000-449,999.99                  9              3,880,002.20          2.58%
$450,000-499,999.99                 13              6,107,903.25          4.06%
$500,000-549,999.99                 12              6,232,200.22          4.14%
$550,000-599,999.99                  3              1,735,103.39          1.15%
$600,000-649,999.99                 10              6,121,407.70          4.07%
$650,000-699,999.99                  9              6,077,952.20          4.04%
$700,000-749,999.99                  6              4,277,120.02          2.84%
$750,000-799,999.99                  1                755,000.00          0.50%
$800,000-849,999.99                  3              2,457,957.11          1.63%
$850,000-899,999.99                  2              1,749,859.32          1.16%
$900,000-949,999.99                  1                900,000.00          0.60%
$950,000-999,999.99                  7              6,918,232.71          4.60%
$1,000,000-1,099,999.99             11             11,359,532.24          7.55%
$1,100,000-1,199,999.99              4              4,552,999.99          3.03%
$1,200,000-1,299,999.99              4              5,015,808.52          3.33%
$1,300,000-1,399,999.99              1              1,349,999.89          0.90%
$1,400,000-1,499,999.99              3              4,262,750.11          2.83%
$1,700,000-1,799,999.99              2              3,400,218.02          2.26%
$1,800,000-1,899,999.99              2              3,649,436.33          2.43%
$2,000,000-2,099,999.99              2              4,097,500.00          2.72%
$2,200,000-2,299,999.99              1              2,240,000.00          1.49%
$2,500,000-2,599,999.99              1              2,536,639.36          1.69%
$2,700,000-2,799,999.99              1              2,700,000.00          1.79%
$3,000,000 or Higher                 2              7,499,999.00          4.99%
                         ========================================================-----
           TOTALS                  388          $ 150,418,030.85        100.00%
                         =============================================================

           Prime Index Mortgage Loan Margins as of December 31, 1999

                                                             % of Prime Index
                    Number of                                Mortgage Loans by
    Margin       Mortgage Loans      Principal Balance      Principal Balance
------------------------------------------------------------------------------
         -0.25        1                $   199,957.32             11.99%
             0        3                  1,467,951.65             88.01%
               ---------------------------------------------------------------
    TOTALS            4                $ 1,667,908.97            100.00%
               ===============================================================

      One-Month LIBOR Index Mortgage Loan Margins as of December 31, 1999

                                                              % of One-Month
                                                                LIBOR Index
                  Number of                                  Mortgage Loans by
    Margin      Mortgage Loans        Principal Balance      Principal Balance
-------------------------------------------------------------------------------
          0.75        1                $    547,294.31              1.36%
             1        1                     605,000.00              1.50%
          1.25        1                     325,750.00              0.81%
         1.375        5                   8,562,859.23             21.28%
           1.5        9                   6,213,887.49             15.44%
         1.625       20                  11,329,792.51             28.15%
          1.75        2                   1,400,000.00              3.48%
         1.875       18                   8,389,773.50             20.85%
         2.125       16                   2,062,120.29              5.12%
         2.375        7                     809,028.87              2.01%
              -----------------------------------------------------------------
       TOTALS        80               $  40,245,506.20            100.00%
              =================================================================

      Six-Month LIBOR Index Mortgage Loan Margins as of December 31, 1999

                                                              % of Six-Month
                                                               LIBOR Index
                   Number of                                 Mortgage Loans by
    Margin       Mortgage Loans      Principal Balance       Principal Balance
------------------------------------------------------------------------------
              1         1               $    550,172.15              0.61%
          1.125         1                    312,500.00              0.35%
           1.25         3                    820,644.15              0.91%
          1.375         2                    621,000.00              0.69%
            1.5        18                 22,257,598.03             24.63%
          1.625        17                 10,901,700.91             12.06%
           1.75        60                 25,056,543.49             27.73%
          1.875         4                  2,640,868.38              2.92%
              2        37                 10,892,985.24             12.05%
          2.125         4                  3,963,506.38              4.39%
           2.25        73                  9,453,973.81             10.46%
          2.375         2                    309,273.58              0.34%
            2.5        28                  2,380,332.20              2.63%
          2.625         1                    207,000.00              0.23%
                  ------------------------------------------------------------
TOTALS                251               $ 90,368,098.32            100.00%
               ===============================================================

     One-Year Treasury Index Mortgage Loan Margins as of December 31, 1999

                                                              % of One-Year
                                                             Treasury Index
                    Number of                               Mortgage Loans by
    Margin       Mortgage Loans      Principal Balance      Principal Balance
-------------------------------------------------------------------------------
    1.625              2              $  1,697,903.56             9.36%
     1.75              1                    95,960.00             0.53%
    1.875              5                 2,539,204.99            14.00%
        2              2                 1,356,000.00             7.48%
    2.125             13                 4,084,039.21            22.52%
     2.25              8                 2,803,024.85            15.46%
      2.5             12                 1,011,965.86             5.58%
    2.625              1                   206,000.00             1.14%
     2.75              9                 4,342,418.89            23.94%
               ----------------------------------------------------------------
        TOTALS        53              $ 18,136,517.36           100.00%
               ================================================================


                             ____________________


                The date of this Supplement is March 31, 2000.